Exhibit 99

PG&E Corporation
Corporate Communications
One Market, Spear Tower
Suite 2400
San Francisco, CA 94105
1-800-743-6397

NEWS

FOR IMMEDIATE RELEASE November 2, 2004
CONTACT: PG&E Corporation

PG&E CORP. REPORTS SOLID THIRD QUARTER RESULTS

Consolidated net income was $0.53 per share, compared with $1.23 per share in the same quarter of 2003. (All “per share” amounts in this release are on a diluted basis.)
Earnings from operations for PG&E Corporation and Pacific Gas and Electric Company grew to $0.57 per share, from $0.42 per share in the same quarter of 2003.
Pacific Gas and Electric Company’s earnings from operations rose to $0.59 per share, from $0.42 per share for the same quarter of 2003.
Guidance for 2004 earnings from operations is reaffirmed at the upper end of the range between $2.00 and $2.10 per share.
Guidance for 2005 earnings from operations is maintained at a range of $2.15 to $2.25 per share.

(San Francisco) -- PG&E Corporation (NYSE: PCG) reported $228 million, or $0.53 per share, in consolidated net income in the third quarter of 2004.  Last year in the third quarter, consolidated net income was $510 million, or $1.23 per share, reflecting the effects of generation-related revenues in excess of generation-related costs (“headroom”).  Beginning in 2004, Pacific Gas and Electric Company no longer collects headroom.

On an earnings-from-operations basis, PG&E Corporation and its utility business, Pacific Gas and Electric Company, earned $242 million, or $0.57 per share in the third quarter, compared with $174 million, or $0.42 per share in the third quarter last year.  The difference in quarter-over-quarter earnings from operations primarily reflects the lack of a final 2003 General Rate Case (GRC) decision in the third quarter of last year.

“Solid utility operations, a healthy business environment, a stronger balance sheet, and substantial cash flows form the basis for these third quarter results,” said Robert D. Glynn, Jr., PG&E Corporation Chairman, CEO and President.  “They also are the foundation for the targets we have set for delivering shareholder value through common stock dividends, share repurchases and investments in our core utility business.”

The Corporation’s targets include paying an annual common stock dividend of $1.20 per share starting in April 2005, assuming Pacific Gas and Electric Company refinances a part of its balance sheet in early 2005. Assuming Pacific Gas and Electric Company also refinances another part of its balance sheet in early 2006, the Corporation expects that $2.7 billion will be available in 2005 and 2006 to pay dividends, buy back shares and make incremental investments in its core utility business beyond the $1.9 billion of annual capital expenditures already planned.

PG&E Corporation’s third quarter earnings from operations exclude certain non-operating income and expenses.  These items are included in the line “Items Impacting Comparability” on the attached financial tables, which reconcile earnings from operations with consolidated net income as reported in accordance with generally accepted accounting principles (GAAP). Also excluded from earnings from operations are the prior-year results from National Energy & Gas Transmission, Inc. (NEGT).

For the third quarter, items impacting comparability at the Corporation and Pacific Gas and Electric Company included incremental interest costs of $7 million, or $0.02 per share, associated with the California energy crisis and the utility’s Chapter 11 filing; costs of $4 million, or $0.01 per share, related to NEGT’s Chapter 11 filing; and costs of $3 million, or $0.01 per share, related to the change in market value of dividend participation rights associated with the Corporation’s convertible notes.

As disclosed in the Corporation’s quarterly report on Form 10-Q for the quarter, accounting for stock options as an expense in the quarter would have reduced earnings by less than $0.01 per share.

PACIFIC GAS AND ELECTRIC COMPANY

Pacific Gas and Electric Company contributed $252 million, or $0.59 per share, to earnings from operations in the third quarter, compared with $174 million, or $0.42 per share, in the third quarter of last year.

The quarter-over-quarter difference primarily reflects the effects of revenue increases authorized in the 2003 GRC and 2004 attrition adjustment, totaling approximately $0.15 per share. Results for the third quarter of 2003 did not include the effects of the final 2003 GRC decision, which was reached in 2004.  Additionally, third quarter 2004 earnings from operations include approximately $0.07 per share of earnings on the equity portion of the utility’s settlement agreement regulatory asset, as well as approximately $0.03 per share of higher electric transmission revenues.  These items were partially offset by increased costs related to customer growth and inflation, and amortization of the generation-related regulatory asset.

EARNINGS GUIDANCE

PG&E Corporation is reaffirming its 2004 guidance for earnings from operations at the upper end of the $2.00-$2.10 per share range.  The Corporation is maintaining its 2005 guidance for earnings from operations in the range of $2.15 to $2.25 per share.

The assumptions underlying the 2005 estimates include the achievement of the utility’s authorized return on equity of 11.22 percent; the issuance of the first series of Energy Recovery Bonds by January 2005, in the approximate amount of $1.8 billion, to refinance part of the utility’s balance sheet; the utility’s achievement of its authorized capital structure; and implementation of accelerated repurchase programs and the availability of $1.75 billion of cash at the Corporation for dividends and share repurchases through year-end 2005.

PG&E Corporation bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.

The attachment to this news release reconciles 2004 and 2005 estimated earnings per share from operations with estimated consolidated net income per share in accordance with GAAP.
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A conference call with the financial community will be held today at 9:00 a.m. Eastern Standard Time to discuss PG&E Corporation’s results for the third quarter of 2004.  The call will be open to the public on a listen-only basis via webcast.  Please visit our website at www.pgecorp.com for more information and instructions for accessing the conference call webcast.  The call will be archived at www.pgecorp.com.  Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 9:00 p.m. EST, November 9, 2004, by dialing 877-690-2095.  International callers may dial 402-220-0650.

This press release and the attachment contain forward-looking statements regarding estimated earnings for 2004 and 2005, and the targeted payment of dividends and stock repurchases in 2005 and 2006 based on anticipated cash flows.  These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management but are necessarily subject to various risks and uncertainties.

In addition to the risk that the assumptions described above (including that the Utility earns an authorized return on equity of 11.22 percent and a target capital structure of 52 percent equity; that the first series of Energy Recovery Bonds, or ERBs, in the approximate amount of $1.8 billion is issued by January 2005, and that $1.75 billion is used in 2005 to pay dividends and repurchase stock on an accelerated basis) prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

  The timing and resolution of the petitions for review that were filed in the California Court of Appeal seeking review of (i) the CPUC’s December 18, 2003 decision approving the settlement agreement entered into among PG&E Corporation, the Utility and the CPUC to resolve the Utility’s Chapter 11 case, and (ii) the CPUC’s March 16, 2004 denial of applications for rehearing of the December 18, 2003 decision;

The timing and resolution of the pending appeals of the bankruptcy court’s order confirming the Utility’s plan of reorganization under Chapter 11;
Whether the conditions to issuing the ERBs are met, and if so, the timing and amount of the issuance of the ERBs;
  Whether the CPUC approves the Utility’s long-term electricity resource plan and adopts the Utility’s related ratemaking proposals, whether the assumptions and forecasts underlying the long-term resource plan prove to be accurate, and the terms and conditions of the long-term resource commitments the Utility enters into in connection with its long-term resource plan;

Unanticipated changes in operating expenses or capital expenditures affecting the Utility’s ability to earn its authorized rate of return;
  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility’s ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;

  The extent to which the Utility is able to recover its costs incurred in meeting its obligation to supply electricity to customers, whether costs are incurred to meet or manage the Utility’s residual net open position (i.e., that portion of the Utility’s electricity customers’ demand not satisfied by electricity that the Utility generates or has under contract, or by electricity provided under the California Department of Water Resources’ electricity contracts allocated to the Utility’s customers) or to ensure adequate resources as required by the CPUC;

The operation of the Utility’s Diablo Canyon nuclear power plant which exposes the Utility to potentially significant environmental costs and capital expenditure outlays;
The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;
  The extent to which the CPUC or the FERC delays or denies recovery of the Utility’s costs from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons resulting in write-offs of regulatory balancing accounts;

  How the CPUC administers the capital structure, stand-alone dividend and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for California investor-owned electric utilities, and the extent to which the conditions recently adopted by the CPUC limit the Utility’s ability to issue debt or preferred stock in the future;

The impact of future legislative or regulatory actions or policies;
Increased competition;
The outcome of pending litigation; and
Other factors discussed in PG&E Corporation’s and the Utility’s SEC reports.
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PG&E CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

(in millions, except per share amounts)	2004	2003	2004	2003

Operating Revenues
Electric	$2,042	$2,509	$5,902	$5,921
Natural gas	581	53	2,198	2,037

Total Operating Revenues	2,623	3,062	8,100	7,958

Operating Expenses
Cost of electricity	792	661	2,003	1,813
Cost of natural gas	239	234	1,096	1,011
Operating expenses including depreciation	1,083	990	(1,547)	3,023
Reorganization items	-	16	6	16

Total Operating Expenses	2,114	1,901	1,558	5,963

Operating Income	509	1,161	6,542	1,995
Interest and other expense, net	(140)	(320)	(557)	(787)

Income Before Income Taxes	369	841	5,985	1,208
Income tax provision	141	333	2,352	454

Income from Continuing Operations	228	508	3,633	754
Discontinued Operations of NEGT (a)	-	2	-	(365)

Net Income Before Cumulative Effect of Changes in Accounting Principles	228	510	3,633	389
Cumulative effect of changes in accounting principles	-	-	-	(6)

Net Income	$228	$510	$3,633	$383

Weighted Average Common Shares Outstanding and Participating Securities, Diluted	427	416	425	410
Earnings Per Common Share, Basic (b)	$0.55	$1.26	$8.73	$0.95
Earnings Per Common Share, Diluted (b)	$0.53	$1.23	$8.55	$0.93

	Earnings (Loss)		Earnings (Loss) per Common Share, Diluted
	Three months ended September 30,		Three months ended September 30,

	2004	2003	2004	2003

Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company	$252	$174	$0.59	$0.42
Holding Company	(10)	-	(0.02)	-

Earnings from Operations	242	174	0.57	0.42
Headroom (c)	-	495	-	1.19
Items Impacting Comparability (d)	(14)	(154)	(0.04)	(0.37)
NEGT (a)	-	(5)	-	(0.01)

PG&E Corporation Reported Earnings	$228	$510	$0.53	$1.23

	Earnings (Loss)		Earnings (Loss) per Common Share, Diluted
	Nine months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company	$740	$475	$1.74	$1.16
Holding Company	(25)	(2)	(0.06)	(0.01)

Earnings from Operations	715	473	1.68	1.15
Headroom (c)	-	635	-	1.55
Items Impacting Comparability (d)	2,918	(356)	6.87	(0.87)
NEGT (a)		(369)	-	(0.90)

PG&E Corporation Reported Earnings	$3,633	$383	$8.55	$0.93

(a)

In anticipation of NEGT's Chapter 11 filing, PG&E Corporation's representatives, who previously served on the NEGT Board of Directors, resigned on July 7, 2003 and were replaced with Board members who are not affiliated with PG&E Corporation.  As a result, PG&E Corporation no longer retains significant influence over the ongoing operations of NEGT.  Effective July 8, 2003 (the date NEGT filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code), PG&E Corporation no longer consolidates the earnings and losses of NEGT and has reflected its ownership interest in NEGT utilizing the cost method of accounting, under which PG&E Corporation's investment in NEGT is reflected as a single amount on the Consolidated Balance Sheets of PG&E Corporation at September 30, 2004 and December 31, 2003.  In addition, the operations of NEGT prior to July 8, 2003, are reflected as discontinued operations in the Consolidated Financial Statements.

On October 29, 2004, NEGT’s plan of reorganization, under the provisions of Chapter 11, became effective, at which time NEGT emerged from Chapter 11 and PG&E Corporation’s equity interest in NEGT was cancelled.

(b)	Reflects PG&E Corporation’s adoption of the “Two-Class” method of calculating earnings per share for all periods presented.
(c)

As a result of CPUC decisions approving the Settlement Agreement and implementing various ratemaking mechanisms, the Utility no longer records frozen electric rates and surcharges, or headroom, directly to earnings as it had in 2003.  Instead, the Utility collects cost-of-service based electric rates that are the sum of specific revenue requirements.

(d)

Items impacting comparability for the quarter ending September 30, 2004 include the effect of the incremental interest costs of $7 million ($0.02 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $4 million ($0.01 per share) related to the NEGT's Chapter 11 filing and generally consisting of external legal consulting fees, financial advisory fees and other related costs; and $3 million ($0.01 per share) related to the change in the estimated market value of non-cumulative dividend participation rights included within the Holding Company’s $280 million principal amount of 9.5% Convertible Subordinated Notes.

Items impacting comparability for the quarter ended September 30, 2003 include the net effect of incremental interest costs of $130 million ($0.31 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $24 million ($0.06 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting and financial advisory fees, and other related costs.

Items impacting comparability for the year-to-date period ending September 30, 2004 include the Utility’s recognition of a gain of approximately $120 million ($0.28 per share), after-tax, related to the prior year impact and regulatory asset recognition resulting from the CPUC decision approving the 2003 GRC, and a gain of approximately $2,950 million ($6.94 per share) related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the CPUC to resolve the Utility's Chapter 11 proceeding.  In addition, the Utility recognized $17 million ($0.04 per share) in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

The effect of recognizing the impacts of the Settlement Agreement and GRC was partially offset by the net effect of incremental interest costs of $80 million ($0.18 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $14 million ($0.03 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting fees, financial advisory fees and other related costs; and $41 million ($0.10 per share) related to the change in the estimated market value of non-cumulative dividend participation rights included within the Holding Company’s $280 million principal amount of 9.5% Convertible Subordinated Notes.

Items impacting comparability for the year-to-date period ended September 30, 2003 include the net effect of incremental interest costs of $275 million ($0.67 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 proceeding; increased costs of $75 million ($0.18 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting and financial advisory fees, and $6 million ($0.02 per share) of other costs associated with current year regulatory rulings.

Reconciliation of EPS Guidance on an Earnings from Operations Basis to EPS Guidance on a GAAP Basis

	Year Ended December 31, 2004

EPS Guidance on an Earnings from Operations Basis (1)	$2.00	$2.10
Estimated Items Impacting Comparability (2)
Incremental interest expense	(0.22)	(0.16)
Utility Chapter 11 Settlement Agreement assets and obligations (3)	6.89	6.90
2003 GRC settlement (4)	0.28	0.28
Dividend participation rights (5)	(0.10)	(0.10)
Utility and NEGT Chapter 11 related expenses	(0.05)	(0.03)
Disposition of NEGT (6)	1.60	1.60
Premium to retire Holding Company Senior Secured Notes	(0.07)	(0.07)

EPS Guidance on a GAAP Basis	$10.33	$10.52

(1)	Excludes the results of NEGT.
(2)	The range of potential outcomes is developed using a range of dollar estimates and a range of estimated shares outstanding for the items presented.
(3)

Impact of recognizing $2.2 billion after-tax regulatory asset authorized in the Settlement Agreement and a $700 million after-tax regulatory asset for the Utility’s retained generation as authorized by the Settlement Agreement.  These regulatory assets are offset by $17 million related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

(4)

Impact of recording, as a result of the CPUC’s approval of the 2003 GRC, additional 2003 natural gas revenues and various regulatory assets and liabilities associated with the recovery of retained generation assets, unfunded taxes, depreciation and decommissioning.

(5)

Reflects the change in estimated market value of dividend participation rights, which entitle the holders of PG&E Corporation’s 9.50% Convertible Subordinated Notes to participate in any dividends declared and paid on PG&E Corporation’s common shares based upon their equity conversion ratio.

(6)

Impact of recognizing the reversal of PG&E Corporation’s investment in NEGT and related amounts in deferred income taxes and accumulated other comprehensive income as a result of the implementation of NEGT’s plan of reorganization eliminating PG&E Corporation’s equity interest, offset by the $30 million payment made by PG&E Corporation to NEGT pursuant to the parties’ settlement of certain tax-related litigation.

	Year Ended December 31, 2005

EPS Guidance on an Earnings from Operations Basis (1)	$2.15	$2.25
Estimated Items Impacting Comparability (2)
Incremental interest expense	(0.06)	(0.03)

EPS Guidance on a GAAP Basis	$2.09	$2.22

(1)	Excludes the results of NEGT.
(2)	The range of potential outcomes is developed using a range of dollar estimates and a range of estimated shares outstanding for the items presented.

PACIFIC GAS AND ELECTRIC COMPANY	3 months ended		Year to date
Electric Sales (in millions kWh)	9/30/2004	9/30/2003	9/30/2004	9/30/2003

Residential	8,208	8,331	22,174	21,947
Commercial	8,866	8,886	24,192	23,703
Industrial	3,976	3,964	11,140	10,908
Agricultural	1,737	1,598	3,416	3,055
Public street and highway lighting	141	180	381	477
Other electric utilities	4	11	10	72
Sales from Energy Deliveries	22,932	22,970	61,313	60,162

Total Electric Customers			4,920,993	4,845,975

Bundled Gas Sales (millions MCF)

Residential	25	25	145	147
Commercial	14	15	57	60
Industrial	-	-	-	-
Total Bundled Gas Sales	39	40	202	207

Total Transportation Only	186	159	461	392

Total Gas Sales	225	199	663	599

Total Gas Customers			4,081,953	4,017,618

Sources of Electric Energy (in millions kWh)
Utility Generation
Nuclear	4,724	4,867	11,832	12,496
Hydro (net)	2,538	2,623	8,095	8,579
Fossil	235	78	674	274
Total Utility Generation	7,497	7,568	20,601	21,349

Purchased Power
Qualifying Facilities	5,048	5,250	14,354	14,264
Irrigation Districts	983	1,255	3,269	3,849
Other purchased power	58	1,298	433	3,846
Spot Market Purchases/Sales, net	2,740	1,313	6,961	1,721
Total Purchased Power	8,829	9,116	25,017	23,680

Delivery from DWR	5,789	6,451	14,853	17,939

Delivery to Direct Access Customers	2,486	2,362	6,878	6,765

Other (includes energy loss)	(1,669)	(2,527)	(6,036)	(9,571)

Total Electric Energy Delivered	22,932	22,970	61,313	60,162

Diablo Canyon Performance
Overall capacity factors (including refuelings)	98%	101%	83%	88%
Refueling outage period	-	-	3/22-6/7	2/3-3/26
Refueling outage duration (days)	-	-	77.5	51.2